EXHIBIT 99.1

MGP Ingredients, Inc. Announces FY 2011 First Quarter Results

Highlights

  Company reports Q1 diluted earnings of $0.28 per share vs. year-ago earnings of $0.23 per share
  Total sales increase of 13 percent driven mainly by food grade alcohol
  Company strengthens sales, product innovation and customer-facing teams

ATCHISON, Kan., Nov. 9, 2010 (GLOBE NEWSWIRE) -- MGP Ingredients, Inc. (Nasdaq:MGPI) today reported net income of $5,002,000, or $0.28 in diluted earnings per share, for the first quarter of fiscal 2011, which ended September 30, 2010. This compares with net income of $3,738,000, or $0.23 in diluted earnings per share, for the first quarter of fiscal 2010. Total sales in the first quarter were $56,978,000, a 13 percent increase from sales of $50,249,000 for the same period one year ago. The increase was principally due to higher sales of food grade alcohol, with positive contributions from the Company's joint venture distillery operations.

"We are pleased to report another quarter of solid profitability in both of our key segments, including a strong performance from our Illinois Corn Processing, LLC (ICP), joint venture in Pekin, Illinois," said Tim Newkirk, president and chief executive officer. "On the distillery side, we are seeing better demand for high quality food grade industrial alcohol. At the same time, ICP is approaching normalized volumes following start-up last fiscal year. Our focus in this segment is on maintaining gross margin in the face of rising input costs. While we can expect some quarterly variation in distillery sales due to demand cycles and other factors, the general trend is positive and gross margin remains above target."

Newkirk continued, "The ingredients segment continues to make very good progress despite plant interruptions to effect capital investments to support growth. We are especially encouraged by growing demand for our unique fiber and textured wheat protein platforms. I also want to point out that our first quarter SG&A expenses included costs related to our incentive plans, as well as the added expense of rolling out our new business information system. Costs were also affected by the use of outside resources to design and implement supply chain and operating efficiency improvements. While our investments in generating future revenues have a short-term impact on profits, these are critical moves to help capture our full market opportunity."

Distillery Products Segment

  Total distillery products sales revenue for the first quarter was $42.5 million, an increase of 24 percent compared to the prior year's first quarter. The majority of the increase was attributable to a 32 percent increase in high quality food grade alcohol. Fuel grade alcohol revenues accounted for approximately 5 percent of total distillery products sales for the quarter.
  Distillery products pre-tax profits of $8.1 million were up 22 percent from pre-tax income of $6.6 million during the same quarter a year ago. While overall revenues and gross profits increased year-over-year, greater profitability was hampered by significant increases in natural gas prices and corn prices, two principle components of the cost of goods sold. For the first quarter, the per-bushel cost of corn was approximately 15 percent higher than the first quarter of fiscal 2010, while the per-million cubic foot cost of natural gas averaged 58 percent higher than a year ago.

Ingredient Solutions Segment

  Total ingredient segment sales revenue for the first quarter was $14.1 million, a decrease of 8 percent compared to the prior year's first quarter. The majority of this decrease in revenue was attributable to lower unit volumes of certain specialty starches as well as commodity starches due to planned slowdowns to accommodate a series of facility and process improvements. This decrease was partially offset by a slight increase in sales of specialty proteins.
  Ingredient solutions pre-tax income declined to $1.4 million compared with $2.3 million in the prior year's first quarter. This was principally due to higher unit production costs caused by the decreased volume. Profitability was aided by a higher mix of targeted ingredients and lower raw material costs for flour, with the per-pound cost of flour declining by 14 percent compared to the year ago quarter.

Other Segment

  Sales in the other segment for the first quarter were approximately $0.4 million, a decrease of approximately 40 percent compared to the previous year's first quarter. There were no revenues of pet products in the fourth quarter compared with a year ago. As previously announced, the company sold the assets related to pet products during the first quarter of fiscal 2010. Sales of plant-based biopolymers and resins also decreased by approximately 12 percent due mainly to a decline in unit pricing partially offset by increased volume.
  The other segment reported a slight pre-tax loss of $20,000 compared to net income of $116,000 in the prior year period due mainly to lower unit pricing.

Outlook

Newkirk said, "We are seeing compelling evidence that our new business model is operating as planned. We now can be totally focused on generating higher sales of the right products. Our integrated production profile continues to provide a steady source of profits and cash flows from distillery products, allowing us to maintain a relatively high level of reinvestment in supporting specialty ingredient sales to our branded packaged goods customers.

"There is a strong focus at MGPI to enhance our service levels on the ingredients side with regard to product innovation and commercialization. This is based on heightened new product activity across several of our key customer categories. We've said before that our job is to help our customers grow their businesses. To support this mission, we are strengthening our product innovation and applications capabilities and have recently added a new national sales director to lead our sales initiatives in the ingredients segment."

Newkirk concluded, "The coming year will be all about execution. The early evidence of improved profitability is encouraging, but MGPI is still a work in progress."

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of value–added, grain-based starches, proteins and food grade alcohol products for the branded packaged goods industry. The company has facilities in Atchison, Kan., and Onaga, Kan. that are equipped with the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as "intend," "plan", "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will", "could", "encouraged", "opportunities", "potential" and/or the negatives of these terms or variations of them or similar terminology.  They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility,  (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our hedging strategy, (iv) the competitive environment and related market conditions, (v) our ability to maintain compliance with all applicable loan agreement covenants (vi), the ability to effectively operate the Illinois Corn Processing, LLC ("ICP"), joint venture, (vii) our ability to realize operating efficiencies, (viii) and actions of governments. For further information on these and other risks and uncertainties that may affect the company's business, see Item 1A. Risk Factors in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

MGP INGREDIENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)	Quarter Ended
(Dollars in thousands, except per share)	Sept. 30, 2010	Sept. 30, 2009

Net Sales	56,978	$ 50,249
Cost of Sales	46,624	40,412
Gross Profit	$ 10,354	$ 9,837

Selling, General and Administrative Expenses	6,227	4,596
Other operating costs	273	797
Gain/(Loss) on sale/disposal of assets	289	(200)
Income from Operations	$ 3,565	$ 4,644

Other Income, Net	3	21
Interest Expense	(125)	(789)
Equity in earnings/(loss) of joint venture	1,589	(48)
Income Before Income Taxes	$ 5,032	$ 3,828

Provision for Income Taxes	30	90
Net Income	$ 5,002	$ 3,738

Other Comprehensive Income, net of tax	28	3
Comprehensive Income	$ 5,030	$ 3,741

Basic Earnings Per Common Share	$ 0.28	$ 0.23
Diluted Earnings Per Common Share	$ 0.28	$ 0.23

Weighted average shares outstanding – Basic	16,675,744	16,602,971
Weighted average shares outstanding – Diluted	16,696,246	16,603,068

CONSOLIDATED BALANCE SHEET (UNAUDITED)
(Dollars in thousands)	Sept. 30, 2010	June 30, 2010	(Dollars in thousands)	Sept. 30, 2010	June 30, 2010
ASSETS			LIABILITIES AND STOCKHOLDERS' EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$ 157	$ 6,369	Current maturities on long-term debt	$ 700	$ 689
Restricted cash	--	971	Revolving credit facility	1,517	--
Receivables	22,249	17,674	Accounts payable	10,377	10,341
Inventory	18,121	14,524	Accounts payable to affiliate	3,672	4,951
Prepaid expenses	1,802	1,517	Accrued expenses	6,194	7,510
Deposits	1,120	733	Total Current Liabilities	$ 22,460	$ 23,491
Deferred income tax assets	4,330	6,267	Other Liabilities:
Refundable income taxes	600	578	Long-term debt, less current maturities	1,897	2,082
Total Current Assets	$ 48,379	$ 48,633	Deferred credit	5,239	5,379
			Accrued Retiree Health and Life Insurance Benefits	8,339	8,170
Property and Equipment, At Cost	165,614	164,559	Other non-current liabilities	2,767	2,964
Less accumulated depreciation	(108,388)	(107,196)	Deferred income taxes	4,330	6,267
Net property, plant and equipment	$ 57,226	$ 57,363	Total Liabilities	$ 45,032	$ 48,353
Investment in unconsolidated subsidiary	15,883	14,266	Stockholders' Equity	77,237	72,784
Other assets	781	875	TOTAL LIABILITIES AND
TOTAL ASSETS	$ 122,269	$ 121,137	STOCKHOLDERS' EQUITY	$ 122,269	$ 121,137

Capital Structure
Net Investment in:			Financed By:
Working capital	$ 25,919	$ 25,142	Long-term debt*	$ 1,897	$ 2,082
Property, plant and equipment	57,226	57,363	Deferred liabilities	20,675	22,780
Other non-current assets	16,664	15,141	Stockholders' equity	77,237	72,784
Total	$ 99,809	$ 97,646	Total	$ 99,809	$ 97,646
*Excludes short-term portion. Short- term portion is included within working capital.
CONTACT:  MGP Ingredients, Inc.
          Steve Pickman
          913-367-1480